VALHI REPORTS SECOND QUARTER RESULTS

     DALLAS, TEXAS . . July 24, 1997 . . Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $2.6 million, or $.02 per share, for the second quarter of 1997 compared to income of $5.5 million, or $.05 per share, in the second quarter of 1996. For the first six months of 1997, Valhi reported a loss from continuing operations of $20.5 million, or $.18 per share, compared to income of $14.1 million, or $.12 per share, in the first six months of 1996.
The 1997 year-to-date loss includes a $30 million first quarter pre-tax charge ($19.5 million, or $.17 per share, net-of-tax), included in general corporate expenses, related to the adoption of a new accounting standard regarding accounting for environmental remediation liabilities at NL Industries, Inc.

     Chemicals operating income at 56%-owned NL Industries in the second quarter of 1997, while lower than the second quarter of 1996, increased $10.4 million compared to the first quarter of 1997 due primarily to higher average selling prices for titanium dioxide pigments ("TiO2"). Average TiO2 selling prices for the second quarter of 1997 were 3% higher than the first quarter of 1997 and 8% lower than the second quarter of 1996. Selling prices at the end of the second quarter of 1997 were 1% higher than the average for the quarter. NL achieved record second quarter and first six months TiO2 sales volume reflecting continued strong TiO2 demand, as second quarter and six month sales volumes increased 9% and 14%, respectively, from the year-earlier periods, with higher volumes worldwide. NL expects further increases in its TiO2 selling prices during the second half of 1997. In other operations, the Company's component products business reported higher sales and operating income due primarily to higher volumes in all three of its major product lines (ergonomic workstations, drawer slides and locks).

     Securities earnings increased in 1997 due to cash distributions received from The Amalgamated Sugar Company LLC, which are reported as dividend income, as well as a higher level of funds available for investment, including interest earned on the debt financing Valhi provided to Snake River Sugar Company. Interest expense increased in 1997 due primarily to Valhi's loans from Snake River.

     Discontinued operations include both the results of Medite Corporation's building products operations and Sybra, Inc.' s fast food operations, and in the second quarter of 1997 include a net-of-tax gain on disposal of approximately $19 million related to the previously-reported disposition of the Company's fast food operations.

     The extraordinary loss relates to the write-off of unamortized deferred financing costs resulting from the early retirement of $27.6 million of Valcor's 9 5/8% Senior Notes in connection with the tender offer completed in April 1997.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future supply and demand for the Company's products (including cyclicality thereof), future global economic conditions, changes in government regulations, competitive products, customer and competitor strategies, the impact of pricing and production decisions, environmental matters, the ultimate resolution of pending litigation and any possible future litigation, completion of pending asset/business unit dispositions and other risks and uncertainties detailed in the Company's SEC filings.
    Valhi, Inc. is engaged in the chemicals, component products and waste management industries.

                                   * * * * *

                           VALHI, INC. AND SUBSIDIARIES

                               SUMMARY OF OPERATIONS

                                    (Unaudited)
                      (In millions, except earnings per share)

                                   THREE MONTHS ENDED   SIX MONTHS ENDED
                                          JUNE 30,          JUNE 30,

                                        1996*    1997    1996*   1997

NET SALES
  Chemicals                           $263.2     $252.7 $503.6  $492.2
  Component products                    21.7       27.5   42.9    53.3


                                      $284.9     $280.2 $546.5  $545.5



OPERATING INCOME
  Chemicals                           $ 30.8     $ 23.9 $ 67.4  $ 37.4
  Component products                     5.0        6.9    9.4    13.2


    TOTAL OPERATING INCOME              35.8       30.8   76.8    50.6

Equity in Waste Control Specialists     (1.3)      (2.8)  (2.4)   (5.5)
Equity in Amalgamated                    1.0        -      4.6     -
General corporate items, net:
  Securities earnings                    2.4       16.6    5.1    31.3
  Expenses, net                         (2.1)      (8.2)  (8.8)  (43.1)
Interest expense                       (24.3)     (30.6) (49.1)  (61.3)

    Income (loss) before taxes          11.5        5.8   26.2   (28.0)
Income taxes (benefit)                   3.7        3.2    7.5    (7.5)
Minority interest                        2.3        -


    INCOME (LOSS) FROM CONTINUING        5.5        2.6   14.1   (20.5)
OPERATIONS
Discontinued operations                  3.3       19.8  (11.0)   35.4
Extraordinary item                        -         (.4)   -       (.4)


    NET INCOME                        $  8.8     $ 22.0 $  3.1  $ 14.5



INCOME (LOSS) PER COMMON SHARE
  Continuing operations               $  .05     $  .02 $  .12   $ (.18)
  Discontinued operations                .03        .17   (.09)     .31
  Extraordinary item                      -        -


    NET INCOME                        $  .08     $  .19 $  .03   $  .13



Weighted average common shares         114.6      115.0   114.6  114.9
outstanding




[FN]
*Reclassified.